                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*

                         Old Dominion Freight Line, Inc.

                                (Name of Issuer)

                          Common Stock ($.10 par value)

                         (Title of Class of Securities)

                                    679580100

                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Notes).

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  David S. Congdon

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           11,764  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           11,764  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,764

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  IN (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  David S. Congdon, Custodian

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           91,617  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           91,617  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  91,617

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.1%

12.      TYPE OF REPORTING PERSON

                  IN (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  David S. Congdon Revocable Trust, dated December 3, 1991


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                              273,832 (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                              273,832 (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  273,832

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.3%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  David S. Congdon Irrevocable Trust #1, dated December 1, 1992


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           -0-  (See Item 4)

         6.                SHARED VOTING POWER

                           78,504  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           -0-  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           78,504  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  78,504

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.9%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                 Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                 Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                 Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           8,583  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           8,583  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,583

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  Earl E. Congdon Intangibles Trust

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           -0-  (See Item 4)

         6.                SHARED VOTING POWER

                          1,873,509 (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           -0-  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                             1,873,509 (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,873,509

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  22.5%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  Kathryn W. Congdon Intangibles Trust

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  North Carolina

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           -0-  (See Item 4)

         6.                SHARED VOTING POWER

                              103,000 (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           -0-  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                              103,000 (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  103,000

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.2%

12.      TYPE OF REPORTING PERSON

                  OO (See Item 4)

1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.  OF ABOVE PERSON

                  Helen S. Congdon

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                    (a)

                    (b)   X

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

         5.                SOLE VOTING POWER

                           9,000  (See Item 4)

         6.                SHARED VOTING POWER

                           -0-  (See Item 4)

         7.                SOLE DISPOSITIVE POWER

                           9,000  (See Item 4)

         8.                SHARED DISPOSITIVE POWER

                           -0-  (See Item 4)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,000

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0.1 %

12.      TYPE OF REPORTING PERSON

                  IN (See Item 4)

Item 1.
(a)      Name of Issuer:

         Old Dominion Freight Line, Inc.


(b)      Address of Issuer's Principal Executive Offices:

         500 Old Dominion Way
         Thomasville, NC 27360


Item 2.
(a)      Names of Persons Filing:

        (i)      David S. Congdon
        (ii)     David S. Congdon, Custodian

        (iii)    David S. Congdon Revocable Trust, dated December 3, 1991
        (iv)     David S. Congdon Irrevocable Trust #1, dated December 1, 1992
        (v)      Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon
        (vi)     Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon
        (vii)    Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon
        (viii)   Earl E. Congdon Intangibles Trust
        (ix)     Kathryn W. Congdon Intangibles Trust
        (x)      Helen S. Congdon

(b)      Address of Principal Business Office:

         As to (i) through (x):     500 Old Dominion Way
                                    Thomasville, NC 27360

(c)      Place of Organization or Citizenship:

         (i), (ii) and (x)     USA
         (iii) through (ix)    North Carolina

(d)      Title of Class of Securities:

         Common Stock ($.10 par value)

(e)      CUSIP Number:

         679580100

Item 3. If This Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b), Check Whether the Person Filing Is a

         Not  Applicable.  This is a joint filing by the persons  identified  in
         Item 2, above, pursuant to Rule 13d-1(c) and Rule 13d-1(f) but not a group filing.

Item 4.  Ownership

         The securities reported herein are beneficially owned by David S. Congdon, David S. Congdon, as Custodian for his children, David S. Congdon Revocable Trust, dated December 3, 1991, David S. Congdon Irrevocable Trust #1, dated December 1, 1992, Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, Earl E. Congdon Intangibles Trust, Kathryn W. Congdon Intangibles Trust and Helen S. Congdon. The total securities reported is 2,466,975 shares of the Issuer's Common Stock, which constitutes 29.6% of such shares as of December 31, 2001.

         As of December 31, 2001, David S. Congdon owns directly 11,764 shares (0.1%) of the Issuer's Common Stock. That number includes options to purchase 10,000 shares of the Issuer's Common Stock that are exercisable within 60 days of that date.

         As of December 31, 2001, David S. Congdon, as Custodian for his children, owns directly 91,617 shares (1.1%) of the Issuer's Common Stock.

         As of December 31, 2001, David S. Congdon Revocable Trust, dated December 3, 1991, owns directly 273,832 shares (3.3%) of the Issuer's Common Stock. David S. Congdon, as Trustee, has sole voting and sole dispositive power over those shares.

         As of December 31, 2001, David S. Congdon Irrevocable Trust #1 owns directly 78,504 shares (0.9%) of the Issuer's Common Stock. Although Mr. Congdon's wife, Helen Congdon, as Trustee, has sole voting and sole dispositive power over those shares, they are shown below under c(ii) and c(iv) as shared voting and power to dispose.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Marilyn Congdon, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. David S. Congdon is the trustee. Marilyn Congdon is a child of David S. Congdon.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Kathryn Congdon, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. David S. Congdon is the trustee. Kathryn Congdon is a child of David S. Congdon.

         As of December 31, 2001, an Irrevocable Trust, dated December 18, 1998, fbo Ashlyn Congdon, has sole voting and dispositive power with respect to 8,583 shares (0.1%) of the Issuer's Common Stock. David S. Congdon is the trustee. Ashlyn Congdon is a child of David S. Congdon.

         As of December 31, 2001, the Earl E. Congdon Intangibles Trust beneficially owns 1,873,509 shares (22.5%) of the Issuer's Common Stock. The trust owns 777,633 shares (9.3%) and, through ownership of shares of Old Dominion Truck Leasing, Inc., shares beneficial ownership of the 1,095,876 shares (13.2%) owned by that corporation. David S. Congdon is trustee of that trust. Earl E. Congdon is the father of David S. Congdon.

         As of December 31, 2001, the Kathryn W. Congdon Intangibles Trust owns 103,000 shares (1.2%) of the Issuer's Common Stock. David S. Congdon is trustee of that trust. Kathryn W. Congdon is the mother of David S. Congdon.

         As of December 31, 2001, Helen Congdon, wife of David S. Congdon, owns directly 9,000 shares (0.1%) of the Issuer's Common Stock.


         (a)             Amount Beneficially Owned:

                         (i)               11,764
                         (ii)              91,617
                         (iii)             273,832
                         (iv)              78,504
                         (v)               8,583
                         (vi)              8,583
                         (vii)             8,583
                         (viii)            1,873,509
                         (ix)              103,000
                         (x)               9,000

         (b)             Percent of Class

                         (i)               0.1%
                         (ii)              1.1%
                         (iii)             3.3%
                         (iv)              0.9%
                         (v)               0.1%
                         (vi)              0.1%
                         (vii)             0.1%
                         (viii)           22.5%
                         (ix)              1.2%
                         (x)               0.1%

         (c) Number of Shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote

                         (i)              11,764
                         (ii)             91,617
                         (iii)            273,832
                         (v)              8,583
                         (vi)             8,583
                         (vii)            8,583
                         (x)              9,000

                  (ii)   Shared power to vote or to direct the vote

                         (iv)             78,504
                         (viii)           1,873,509
                         (ix)             103,000

                  (iii)  Sole power to dispose or to direct the disposition of

                         (i)              11,764
                         (ii)             91,617
                         (iii)            273,832
                         (v)              8,583
                         (vi)             8,583
                         (vii)            8,583
                         (x)              9,000

                  (iv)   Shared power to dispose or to direct the disposition of

                         (iv)             78,504
                         (viii)           1,873,509
                         (ix)             103,000


Item 5.  Ownership of Five Percent or Less of a Class
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         See information in Item 4, above.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         See Item 3 and Item 4, above.

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10.  Certification

          By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

          After reasonable inquiry and to the best of our knowledge and belief we certify that the information set forth in this statement is true, complete and correct.

          February 12, 2002.


          DAVID S. CONGDON


                David S. Congdon
                ----------------
                David S. Congdon

          DAVID S. CONGDON, Custodian


                David S. Congdon
                ----------------
                David S. Congdon, Custodian for
                Kathryn Congdon, Marilyn Congdon and
                Ashlyn Congdon

          DAVID S. CONGDON REVOCABLE TRUST, dated December 3, 1991


          By:   David Congdon
                ----------------
                David  Congdon, Trustee

          DAVID S. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992


          By:   Helen Congdon

                ----------------
                Helen Congdon, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
          FBO MARILYN CONGDON

          By:  David S. Congdon
               ----------------
               David S. Congdon, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
          FBO KATHRYN CONGDON

          By:  David S. Congdon
               ----------------
               David S. Congdon, Trustee

          IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
          FBO ASHLYN CONGDON

          By:  David S. Congdon
               ----------------
               David S. Congdon, Trustee

          EARL E. CONGDON INTANGIBLES TRUST

          By:  David S. Congdon
               ----------------
               David S. Congdon, Trustee

          KATHRYN W. CONGDON INTANGIBLES TRUST

          By:  David S. Congdon
               ----------------
               David S. Congdon, Trustee

          HELEN S. CONGDON


                Helen S. Congdon
                ----------------
                Helen S. Congdon

JOINT FILING AGREEMENT

In accordance with Rule 13d-1 (f) (1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 12, 2002.

         DAVID S. CONGDON


                  David S. Congdon
                  ----------------
                  David S. Congdon

         DAVID S. CONGDON, Custodian


                  David S. Congdon
                  ----------------
                  David S. Congdon, Custodian for
                  Kathryn Congdon, Marilyn Congdon and
                  Ashlyn Congdon


         DAVID S. CONGDON REVOCABLE TRUST, dated December 3, 1991


         By:      David Congdon
                  ----------------
                  David  Congdon, Trustee

         DAVID S. CONGDON IRREVOCABLE TRUST #1, dated December 1, 1992


         By:      Helen Congdon
                  ----------------
                  Helen Congdon, Trustee

         IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
         FBO MARILYN CONGDON

         By:      David S. Congdon
                  ----------------
                  David S. Congdon, Trustee

         IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
         FBO KATHRYN CONGDON

         By:      David S. Congdon
                  ----------------
                  David S. Congdon, Trustee

         IRREVOCABLE TRUST, DATED DECEMBER 18, 1998,
         FBO ASHLYN CONGDON

         By:      David S. Congdon
                  ----------------
                  David S. Congdon, Trustee

         EARL E. CONGDON INTANGIBLES TRUST

         By:      David S. Congdon
                  ----------------
                  David S. Congdon, Trustee

         KATHRYN W. CONGDON INTANGIBLES TRUST

         By:      David S. Congdon
                  ----------------
                  David S. Congdon, Trustee

         HELEN S. CONGDON


                  Helen S. Congdon
                  ----------------
                  Helen S. Congdon